Exhibit 10.8(c)

AMENDMENT No. 2

TO

SKYWEST, INC.

1995 EMPLOYEE STOCK PURCHASE PLAN

THIS AMENDMENT, (the “Amendment”) is made this 12th day of June, 2000, by SkyWest, Inc., a Utah corporation (the “Company”) to be effective July 1, 2000.

RECITALS

WHEREAS, effective November 8, 1994, the Company adopted the SkyWest, Inc. 1995 Employee Stock Purchase Plan (the “Plan”) for the benefit of employees of the Company and the employees of certain of its subsidiaries, which Plan the Company has previously amended.

WHEREAS, the Company has determined it is advisable and in the best interests of the Company to amend the Plan to permit additional offerings through June 30, 2005; and to reflect the adjustment made to the Plan’s maximum share limitations as a result of the Company’s 1998 two-for-one stock split;

NOW THEREFORE, upon these premises, the Plan is hereby modified, altered, and amended effective July 1, 2000, in the following respects only:

1.          Amendments.

a.             Section 4.1 shall be amended to read in its entirety as follows:

4.1           Offerings. The Plan will be implemented by ten annual offerings of Common Stock (the “Offerings”) beginning on the 1st day of July in each of the years 1995 through 2004, with each Offering terminating on June 30 of the following year; provided, however, that each annual Offering may, in the discretion of the Committee exercised prior to the commencement thereof, be divided into two six-month Offerings commencing, respectively, on July 1 and January 1, and terminating on December 31 and June 30, respectively. The number of shares of Common Stock that may be issued in any Offering shall not cause the Plan to exceed the limitations of Section 10.1 below. As used in the Plan, “Offering Commencement Date” means the July 1 or January 1, as the case may be, on which the particular Offering begins and “Offering Termination Date” means the December 31 or June 30, as the case may be, on which the particular Offering terminates.

b.             Section 10.1 shall be amended to read in its entirety as follows:

10.1         Maximum Shares. The maximum number of shares of Common Stock which may be issued under the Plan, subject to adjustment as provided in Section 12.4 below, shall be 1,000,000 shares for all Offerings. The foregoing limitation reflects the Company’s 1998 two-for-one stock split which resulted in the Plan’s original 500,000 maximum share limitation being increased to 1,000,000 shares. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article 6 exceeds the maximum number of shares set forth in this Section 10.1, the Company shall make a pro-rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant shall be returned to him as promptly as possible.

2.             Effective Date. This amendment shall be effective as of July 1, 2000, and shall apply to all options to be granted under the terms of the Plan on or after July 1, 2000.

3.             Ratification. In all respects, other than as specifically set forth in Section 1 above, the Plan shall remain unaffected by this Amendment, the Plan shall continue in full force and effect, subject to the terms and conditions thereof, and in the event of any conflict, inconsistency, or incongruity between the provisions of this Amendment and any provisions of the Plan the provisions of this Amendment shall in all respects govern and control.

To record the adoption of this Amendment by the Board, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.

SKYWEST, INC.,
A Utah corporation

By:	/s/ Jerry C. Atkin
Its:	Chief Executive Officer